As filed with the Securities and Exchange Commission on March 7, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAR PACIFIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1060803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Memorial City Plaza 800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan

(Full title of plan)

Matthew J. Vaughn

Senior Vice President and General Counsel

Par Pacific Holdings, Inc.

800 Gessner Road, Suite 875

Houston, Texas 77024

(Name and address of agent for service)

(281) 899-4800

(Telephone number, including area code, of agent for service)

with copy to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street

Chicago, Illinois 60602

(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred compensation obligations(1)	$40,000,000	100%	$40,000,000	$4,636 (2)

(1)	The Deferred Compensation Obligations are unsecured obligations of Par Pacific Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”), as may be amended from time to time.
(2)	Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to deferred compensation obligations of Par Pacific Holdings, Inc. (“Par Pacific” or the “Company”) being deferred under the Company’s Non-Qualified Deferred Compensation Plan (the “Plan”). Information required by Part I to be contained in the Section 10(a ) prospectus related to the Plan is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and are made a part hereof:

(a) Par Pacific’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 7, 2017.

(b) Par Pacific’s Current Reports on Form 8-K filed with the Commission on March 1, 2017 and March 6, 2017 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The Plan is intended to constitute a non-qualified deferred compensation plan that, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERSIA”), is unfunded and established primarily for the purpose of providing deferred compensation to outside directors and a select group of management or highly compensated employees of the Company (the “Participants”). As such, the Plan is exempt from ERISA requirements relating to participation, vesting, funding and fiduciary responsibility. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Pursuant to the terms of the Plan, the Company will provide eligible outside director Participants the opportunity to defer receipt of up to 100% of their director fees and will provide eligible employee Participants the opportunity to defer up to 60% of their base salary and up to 85% of their annual incentive compensation earned for the respective calendar year during which services are performed for the Company by the Participant.

Amounts deferred by a Participant by the Company under the Plan will be credited to a bookkeeping account that will be used to track the amounts payable to the Participant under the Plan. Subaccounts will be established under each bookkeeping account to track amounts deferred for a calendar year as well as any interest credited on such amounts. Each bookkeeping account represents an unfunded, unsecured promise by the Company to pay an amount equal to the account balance in the future, and does not represent ownership, or any ownership interest in, any particular assets of the Company. All amounts deferred by a Participant remain part of the general assets of the Company until paid.

Amounts deferred by Participants will be fully vested and nonforfeitable at all times. Until fully distributed, Participant bookkeeping accounts will be credited as of each December 31 with interest at an effective annual rate equal to the 20-Year Treasury Rate (as defined in the Plan) plus 100 basis points. Each of a Participant’s subaccounts shall be paid within 30 days following the earliest of the following dates: (a) January 1 of the year elected by the Participant on the Participant’s applicable plan election; (b) the date of the Participant’s separation from service; provided, however, that if the Participant is a Specified Employee (as defined in the Plan and consistent with the requirements of Section 409A), this date shall instead be the date that is six months following such separation from service; (c) the date of the Participant’s death; or (d) the date in which a Change in Control (as defined in the Plan) occurs. Each of a Participant’s subaccounts shall be distributed in the form of a cash lump sum.

The deferred compensation obligations of the Company that arise under the Plan (the “Deferred Compensation Obligations”) will be unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. All payments made under the Plan shall be made directly by the Company from its general assets subject to the terms and claims of any creditors and no deferred compensation under the Plan shall be segregated or earmarked or held in trust. Participants shall be unsecured creditors of the Company with respect to all Deferred Compensation Obligations owed to them. The right to receive payment of the Deferred Compensation Obligations may not be assigned, sold, transferred, pledged, or encumbered, except to such extent as may be required by law.

The Company may amend, modify or terminate the Plan at any time without the consent of the Participants, provided that no such action may adversely affect the rights of a Participant under the Plan without the consent of such Participant; and provided further that no such action will result in the distribution of benefits under the Plan earlier than as scheduled except as and to the extent permitted by applicable law and under applicable provisions of the Plan.

The foregoing description of the Plan, including the Deferred Compensation Obligations, is qualified in its entirety by reference to the Plan and full description of the Deferred Compensation Obligations contained in the Plan, a copy of which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, the Company’s bylaws provide that the Company will indemnify its directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company’s certificate of incorporation indemnifies its directors, officers, employees, and agents, together referred to as the Authorized Representatives, against certain liabilities arising on or after August 31, 2012, the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012, to the extent such Authorized Representatives acted in good faith and in a manner such Authorized Representatives reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representatives’ conduct was unlawful. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $10 million.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan.

5.1	Opinion of Neal, Gerber & Eisenberg LLP.

23.1	Consent of Deloitte & Touche LLP as to Par Pacific Holdings, Inc.

23.2	Consent of Deloitte & Touche LLP as to Laramie Energy, LLC.

23.3	Consent of EKS&H LLLP.

23.4	Consent of Netherland, Sewell, & Associates, Inc.

23.5	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement).

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 7th day of March, 2017.

PAR PACIFIC HOLDINGS, INC.
(Registrant)

By:	/s/ William Pate
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Pate and Christopher Micklas, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on March 7, 2017, by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William Pate	Chief Executive Officer and President and Director	March 7, 2017
William Pate	(Principal Executive Officer)

*	Chief Financial Officer	March 7, 2017
Christopher Micklas	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	March 7, 2017
Melvyn N. Klein

*	Vice Chairman of the Board	March 7, 2017
Robert S. Silberman

*	Director	March 7, 2017
Curt Anastasio

*	Director	March 7, 2017
Timothy Clossey

Signature	Title	Date

*	Director	March 7, 2017
L. Melvin Cooper

*	Director	March 7, 2017
Walter A. Dods, Jr.

*	Director	March 7, 2017
William Monteleone

*	Director	March 7, 2017
Joseph Israel

*By: /s/ William Pate
Attorney-in-fact

EXHIBIT INDEX

4.1	Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan.

5.1	Opinion of Neal, Gerber & Eisenberg LLP.

23.1	Consent of Deloitte & Touche LLP as to Par Pacific Holdings, Inc.

23.2	Consent of Deloitte & Touche LLP as to Laramie Energy, LLC.

23.3	Consent of EKS&H LLLP.

23.4	Consent of Netherland, Sewell, & Associates, Inc.

23.5	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement).

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